Exhibit 10.12

Services Agreement

This Services Agreement (this "Agreement") is made and entered into this 1st day of August, 2018 by and between Michelle Gregory ("Michelle") residing at 349 N. Renee St., Orange, Ca 92869, and, New Asian Energy, Inc., with offices located at 19 Catania, Mission Viejo, CA 92692 ("LNPR") (collectively the "Parties").

WHEREAS, LNPR is a start-up business and is seeking investors, and, WHEREAS, Michelle is an experienced business and marketing consultant, and,

WHEREAS LNPR wishes to engage Michelle to perform certain Services (as Defined herein), and, Michelle, wishes to perform those certain Services, under certain terms and conditions agreeable to both Parties, and,

WHEREAS the Parties wish to define the certain terms and conditions of Ray's equity ownership right in LNPR common stock that they agree between them are fairly granted upon, and by the way, Ray's completion of the Services.

NOW THEREFORE, for the just and equitable exchange of equity ownership rights for the delivery of the Services as described here in, the parties hereby agree as follows:

1.	Services. "Services" shall mean collectively;

A.	The formulas, bottling, vendor sourcing,

B.	Periodic business review, comment, critique and editing of business plans and market approaches to help secure funding and general business operations.

2.	Rights to Use. Michelle hereby grants to LNPR the exclusive, worldwide, unrestricted and royalty free rights to use, further develop, improve, and market the slide presentation described in Services above, without further rights to the slide presentation being retained by Ray.

3.	Equity as Full and Fair Payment. Upon timely delivery by Michelle and continuing consultation for one year from dated document, and as full and fair payment for those Services, LNPR will issue to Michelle Twenty-Five Thousand (25,000) of the common shares of LNPR, Inc of the same class and rights as those currently held by all other shareholders of LNPR as of the date of this Agreement.

4.	All Shares at Risk. Michelle acknowledges that; (a) LNPR common shares have no current value other than the $0.001 face value registered with the State of Nevada, are restricted for sale or transfer, are not registered with the SEC, may not be sold or otherwise transferred without such SEC registration, my not be sold or otherwise transferred without LNPR written permission, and (b), that LNPR may issue equity and equity rights in any form, including additional shares of any class and rights, to other shareholders and/or third parties, at any time, at LNPR sole discretion, which may dilute Ray's ownership percentage, without any obligation to issue additional shares or rights to Michelle or otherwise compensate Michelle in any form.

5.	Additional Provisions. The Parties agree that this Agreement is mutually binding and entered into by way of their legal signatures below, which may be executed separately and electronically, and shall be governed and adjudicated under the laws of the State of Nevada, and that this Agreement supersedes all prior agreements between the Parties, whether written or spoken.

IN WITNESS WHEREFOR, the Parties, by their legally authorized signatures below, have entered into this Agreement on this first mentions above.

/s/ Joseph Grimes	/s/ Michelle Gregory
By: Joseph Grimes	By: Michelle Gregory

As: CEO

For: LNPR

Transfer Agent:

Pacific Stock Transfer

6725 Via Austi Pkwy Ste #300

Las Vegas, NV 89119

(702) 361-3033